Exhibit 99.1

Deltic Provides Update on Strategic Alternatives Process

EL DORADO, AR – August 28, 2017 – Deltic Timber Corporation (“Deltic” or the “Company”) (NYSE-DEL), a natural resources company, today provided an update on its previously announced strategic alternatives process. As Deltic noted in its press release on August 2, 2017, after making significant progress evaluating Deltic’s assets, competitive position, and market risks and opportunities, the Company is now assessing a comprehensive range of strategic alternatives.

Over the past several months, Deltic has been approached by a number of industry participants regarding interest in a potential strategic transaction. The Company has been actively engaged in evaluating those confidential indications of interest and intends to continue the process to develop potential external strategic alternatives. Deltic also remains committed to finalizing internal strategic initiatives which are focused on optimizing existing assets, concentrating on core competencies and evaluating tax efficient alternatives.

The Deltic Board of Directors is committed to exploring all options, both internal and external, to maximize shareholder value, and is confident that the processes the Company is undertaking will identify the best strategic path to maximize the value of Deltic and achieve the best result for all shareholders.

The Company has not set a timetable for completion of its strategic alternatives process and there can be no assurance of any given specific outcome. Given the confidential nature of the discussions the Company is undertaking, providing more detailed information at this time would be disruptive to developing the full range of potential outcomes. When the Company is prepared to provide an update to the process, it intends to inform all shareholders at the same time.

As previously noted by the Company, Deltic has met with Southeastern Asset Management on a number of occasions to discuss their ideas, consistent with the limitations of the securities laws. The Company maintains an open dialogue with all shareholders and values their input.

Davis Polk & Wardwell LLP is serving as Deltic’s legal advisor, and Goldman Sachs & Co. LLC is serving as financial advisor.

Forward-Looking Statements

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing and volumes produced, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:  Anna Torma

(870) 881-6463

ir@deltic.com